Exhibit 99.1

Euronet Worldwide Reports Full Year and Fourth Quarter 2007 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--Euronet Worldwide Inc. (“Euronet” or the “Company”) (NASDAQ:EEFT), a leading electronic payments provider, today announced its full year and fourth quarter 2007 financial results.

Euronet’s full year 2007 financial highlights included:

  Consolidated revenues of $917.6 million, an increase of 46% over 2006 revenues of $629.2 million.
  Adjusted EBITDA of $133.3 million, an increase of 50% over 2006 Adjusted EBITDA of $88.8 million.
  Operating income of $77.2 million, an increase of 49% over 2006 operating income of $51.9 million.
  Net income of $53.5 million, or $1.11 diluted earnings per share, compared to net income for 2006 of $46.0 million, or $1.16 diluted earnings per share.
  Diluted cash earnings per share of $1.27, compared to $1.21 for 2006 (see reconciliation of diluted cash earnings per share in the attached schedules). The 2007 diluted cash earnings per share does not include $0.14 per share for the non-recurring excise tax refund discussed below.
  Transactions of 1,250.6 million, compared to 921.7 million for 2006.

Euronet's fourth quarter 2007 financial highlights included:

  Consolidated revenues of $263.7 million, compared to $166.8 million for the fourth quarter 2006.
  Adjusted EBITDA of $46.7 million, compared to $24.0 million for the fourth quarter 2006.
  Operating income of $31.1 million, compared to $14.5 million in the fourth quarter 2006.
  Net income of $19.6 million, or $0.37 diluted earnings per share, compared to net income for the fourth quarter 2006 of $15.3 million, or $0.38 diluted earnings per share.
  Diluted cash earnings per share of $0.34, compared to $0.33 for the fourth quarter 2006 (see reconciliation of diluted cash earnings per share in the attached schedules). The fourth quarter 2007 diluted cash earnings per share does not include $0.13 per share for the non-recurring excise tax refund discussed below.
  Transactions of 346.6 million, compared to 260.2 million for the fourth quarter 2006.

A significant factor in comparing Euronet’s full year and fourth quarter 2007 results with the results for the same periods in 2006 was its acquisition on April 4, 2007 of RIA Envia Inc. (“RIA”), the third-largest global money transfer company. Commencing in the second quarter, Euronet included the results of RIA in its consolidated financial statements, together with the related equity and debt issued to complete the acquisition. RIA’s operating results are reported in the Money Transfer Segment.

In the fourth quarter 2007 the Company recorded a federal excise tax refund claim of $12.2 million. The refund resulted from an Internal Revenue Service (“IRS”) announcement that IRS Code Section 4251 (related to communications excise tax) would no longer apply to prepaid mobile airtime services, such as those offered by the Company’s US prepaid processing subsidiary. Additionally, companies that paid this excise tax during the period beginning March 1, 2003 and ending on July 31, 2006 are entitled to a credit or refund of previously paid amounts. During the fourth quarter 2007 the Company determined that its refund claim was probable of recovery and, accordingly, recognized the related benefit in the fourth quarter.

During the fourth quarter 2007, in connection with the Company’s interest to acquire MoneyGram International, Inc. ("MoneyGram"), the Company purchased 1.3 million shares of MoneyGram common stock at a cost of $20.0 million. At December 31, 2007 the value of the investment had increased to $20.6 million. However, subsequent to December 31, 2007 the trading price for MoneyGram stock dropped significantly as a result of MoneyGram’s announcement of investment portfolio losses and its intention to recapitalize the company. The aggregate value of the Company’s investment in MoneyGram as of February 19, 2008 was reduced to approximately $6.1 million.

The Company also announced that, in view of the “go shop” provision that expires March 7, 2008 and is included in the purchase agreement for the investment in MoneyGram by Thomas H. Lee Partners, L.P. ("THL") and Goldman, Sachs & Co. ("Goldman Sachs"), the Company is currently evaluating certain alternatives which would enable it to make an acquisition proposal to the board of MoneyGram. Consistent with the terms of the THL and Goldman Sachs offer, the Company currently expects that any offer by the Company would be conditioned upon the sale of specified securities from MoneyGram’s investment portfolio prior to any additional investment in MoneyGram. The Company will only consider an offer that it believes will be accretive to its stockholders. The Company can give no assurances that it will ultimately submit an acquisition proposal or that, if it does, the MoneyGram board of directors will find it superior to the proposal submitted by THL and Goldman Sachs.

Segment and Other Results

As stated above, beginning in the second quarter 2007, Euronet reported the results of RIA as a separate business segment, the ‘Money Transfer Segment.’ This Segment also includes the Company’s pre-existing money transfer business, which was previously included in the Prepaid Processing Segment. The Segment results reported below have been restated for prior periods to reflect the pre-existing money transfer business in the Money Transfer Segment and the combination of the EFT Processing and Software segments for comparative purposes. These restatements were for comparative purposes only and had no impact on Euronet’s consolidated results.

The EFT Processing Segment reported the following results for 2007:

  Revenues of $188.9 million, compared to $158.3 million for 2006.
  Adjusted EBITDA of $54.6 million, compared to $50.1 million for 2006.
  Operating income of $37.1 million, compared to $35.3 million for 2006.
  Transactions of 603.8 million, compared to 463.6 million for 2006.

The EFT Processing Segment reported the following results for the fourth quarter 2007:

  Revenues of $53.1 million, compared to $42.2 million for the fourth quarter 2006.
  Adjusted EBITDA of $15.5 million, compared to $13.7 million for the fourth quarter 2006.
  Operating income of $10.7 million, compared to $9.5 million for the fourth quarter 2006.
  Transactions of 169.8 million, compared to 128.1 for the fourth quarter 2006.

The EFT Processing Segment ended 2007 with 11,347 ATMs owned or operated compared to 8,885 ATMs at the end of 2006. Euronet owns and/or operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, the United Kingdom, Greece, Romania, Slovakia, Albania, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

The year-over-year increases in revenues, operating income and Adjusted EBITDA were primarily attributable to a 28% increase in ATMs under management together with transaction growth from those ATMs. Improvements in operating income and Adjusted EBITDA in the fourth quarter 2007 compared to the fourth quarter 2006 were offset by key growth investments in China, Eastern Europe and the development of merchant acquiring products.

Moreover, during the fourth quarter 2007, the Company recorded losses of approximately $1.7 million, primarily in Poland and Hungary, as a result of certain fraudulent transactions completed through its network. The Company is taking remedial action to block similar transactions and expects the losses to be reduced significantly in the first quarter 2008 and eliminated in the second quarter 2008.

The Prepaid Processing Segment reported the following results for 2007:

  Revenues of $569.9 million, compared to $467.7 million for 2006.
  Adjusted EBITDA of $69.3 million, compared to $51.8 million for 2006.
  Operating income of $52.8 million, compared to $37.7 million for 2006.
  Transactions of 634.8 million, compared to 457.8 million for 2006.

The Prepaid Processing Segment reported the following results for the fourth quarter 2007:

  Revenues of $155.4 million, compared to $123.7 million for the fourth quarter 2006.
  Adjusted EBITDA of $27.5 million, compared to $13.6 million for the fourth quarter 2006.
  Operating income of $23.2 million, compared to $10.0 million for the fourth quarter 2006.
  Transactions of 172.7 million, compared to 132.0 million for the fourth quarter 2006.

The full year and quarterly improvements in revenue were primarily attributable to organic transaction growth as well as the benefit from the first quarter 2007 acquisition of a U.K. based prepaid processing company that contributed approximately half of the segment’s revenue growth. Adjusted EBITDA and operating income expanded in the fourth quarter compared to the third quarter 2007, excluding the excise tax refund discussed below.

As discussed above, the company recorded a $12.2 million refund claim related to communications excise tax in the fourth quarter 2007. This refund is included in the results of the Prepaid Processing Segment.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 396,000 point-of-sale terminals across more than 193,000 retailer locations in Europe, Asia Pacific, Africa and the U.S.

The Money Transfer Segment reported the following results for 2007:

  Annual revenues of $158.8 million, compared to $3.2 million for 2006.
  Adjusted EBITDA of $20.8 million, compared to a loss of $2.9 million for 2006.
  Operating income of $7.1 million, compared to a loss of $3.3 million for 2006.
  Transactions of 12.0 million, compared to 0.3 million for 2006.

The Money Transfer Segment reported the following results for the fourth quarter 2007:

  Revenues of $55.2 million, compared to $0.9 million for the fourth quarter 2006.
  Adjusted EBITDA of $7.8 million, compared to a loss of $1.2 million for the fourth quarter 2006.
  Operating income of $3.2 million, compared to a loss of $1.3 million for the fourth quarter 2006.
  Transactions of 4.1 million, compared to 0.1 million for the fourth quarter 2006.

On a pro forma basis, transfers increased by approximately 12% for the full year 2007 and approximately 13% for the fourth quarter 2007 while revenues grew 13% for the full year and 17% for the quarter. The growth rate of revenues exceeded the transfer growth rate largely as a result of the strong increase in transfers from non-US locations, which was approximately 70% for both the full year and the fourth quarter 2007. The increase in transactions from non-US locations was instrumental to the Segment’s pro forma growth, including: 15% Adjusted EBITDA growth and 44% operating income growth for the full year 2007; and 30% Adjusted EBITDA growth and 78% operating income growth for the fourth quarter 2007 when compared to the same periods of 2006.

Corporate had $19.8 million of operating expenses for 2007, compared to $17.8 million for 2006. Fourth quarter 2007 operating expenses were $6.0 million compared to $3.7 million for 2006. These increases were largely due to $1.3 million of professional fees and settlement costs related to an acquisition which the Company abandoned in the fourth quarter 2007 as well as software licensing fees. For the full year share-based compensation charges increased $0.4 million.

The Company’s unrestricted cash on hand was $267.6 million as of December 31, 2007 as compared to $321.1 million at December 31, 2006. Euronet’s total indebtedness was $557.8 million as of December 31, 2007, compared to $373.5 million as of December 31, 2006. The decrease in cash and increase in debt was largely the result of the April 2007 acquisition of RIA.

Euronet also announced that it expects diluted cash earnings per share for the first quarter 2008 to be approximately $0.29 to $0.30.

In the third quarter 2007 the Company corrected an immaterial error related to foreign currency translation adjustments for goodwill and acquired intangible assets that resulted in a change to previously reported amounts on a consolidated basis and in the Prepaid Processing Segment. The adjustment increased intangible amortization expense by $0.4 million for the full year 2006 and by $0.1 million for the fourth quarter 2006, and decreased net income by $0.3 million for the full year 2006 and $0.1 million for the fourth quarter 2006.

We believe that Adjusted EBITDA and diluted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the baseline of the business, and management believes the exclusion of these items, as well as the inclusion of pro forma results, provides a more complete and comparable basis for evaluating the underlying business unit performance.

Adjusted EBITDA is defined as operating income excluding depreciation, amortization and share-based compensation expenses. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent a non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Similarly, the expense recorded for share-based compensation does not represent a current or future period cash cost.

Diluted cash earnings per share is defined as diluted GAAP earnings per share excluding the impacts of a) foreign exchange gains or losses, b) discontinued operations, c) debt restructuring or early debt retirement charges, d) tax-effected share based compensation, e) tax-effected acquired intangible asset amortization and f) other non-operating or unusual items that cannot be accurately projected.

Pro forma financial information is not intended to represent, or be indicative of, the results from operations or financial condition that would have been reported had the related transaction been completed as of the beginning of the periods presented. Moreover, the pro forma financial information should not be considered representative of future results of operations or financial condition.

The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding GAAP financial measure.

Euronet Worldwide will host an analyst conference call on Wednesday, February 20, 2008, at 9:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/IC/CEPage.asp?ID=125409. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA).

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/IC/CEPage.asp?ID=125409 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 271994. The call and webcast replay will be available for one month. You can also access the Earnings presentation at http://www.vcall.com/IC/CEPage.asp?ID=125409 or http://www.eeft.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM and POS operation and management services; credit and debit card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution of top-up services for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 40 countries.

Euronet’s global payment network is extensive – including over 11,347 ATMs and approximately 50,000 EFT POS terminals which are under management in 20 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 396,000 point-of-sale terminals across 193,000 retailer locations in 14 countries; and a consumer-to-consumer money transfer network of more than 71,000 locations serving approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 33 worldwide offices, Euronet serves clients in 130 countries. For more information, please visit the Company’s web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
EFT Processing	$188.9	$158.3	$53.1	$42.2
Prepaid Processing	569.8	467.7	155.4	123.7
Money Transfer	158.8	3.2	55.2	0.9
Total revenues	917.5	629.2	263.7	166.8

Operating expenses:
Direct operating costs	623.9	435.5	177.8	115.9
Salaries and benefits	114.7	74.2	32.5	18.1
Selling, general and administrative	65.5	38.1	20.5	10.4
Federal excise tax refund	(12.2)	-	(12.2)	-
Depreciation and amortization	48.4	29.5	14.0	7.9
Total operating expenses	840.3	577.3	232.6	152.3
Operating income	77.2	51.9	31.1	14.5

Other income (expense):
Interest income	16.3	13.7	3.8	4.0
Interest expense	(26.2)	(14.8)	(7.4)	(3.7)
Income from unconsolidated affiliates	0.8	0.7	-	0.1
Loss on early retirement of debt	(0.4)	-	-	-
Foreign exchange gain, net	15.5	10.2	5.2	4.7
Total other income (expense)	6.0	9.8	1.6	5.1
Income before income taxes and minority interest	83.2	61.7	32.7	19.6

Income tax expense	(28.0)	(14.7)	(12.6)	(4.0)
Minority interest	(2.1)	(1.0)	(0.5)	(0.3)

Income from continuing operations	53.1	46.0	19.6	15.3

Gain from discontinued operations	0.4	-	-	-

Net income	$53.5	$46.0	$19.6	$15.3

Earnings per share - diluted:
Continuing operations	$1.10	$1.16	$0.37	$0.38
Discontinued operations	0.01	-	-	-
Earnings per Share	$1.11	$1.16	$0.37	$0.38

Diluted weighted average shares outstanding	51,014,087	42,456,137	54,725,885	42,705,488

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(in millions)

	As of
	December 31,	As of
	2007	December 31,
	(unaudited)	2006

ASSETS
Current assets:
Cash and cash equivalents	$267.6	$321.1
Restricted cash	140.2	80.7
Inventory - PINs and other	50.3	49.5
Trade accounts receivable, net	290.4	212.6
Other current assets, net	54.0	24.6

Total current assets	802.5	688.5

Property and equipment, net	89.0	55.2
Goodwill and intangible assets, net	919.5	347.7
Other assets, net	75.2	38.2

Total assets	$1,886.2	$1,129.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$516.2	$393.1
Short-term debt obligations	7.0	11.0

Total current liabilities	523.2	404.1

Debt obligations, net of current portion	539.3	349.1
Capital lease obligations, net of current portion	11.5	13.4
Deferred income tax	74.6	44.1
Other long-term liabilities	4.7	1.8
Minority interest	9.0	8.3

Total liabilities	1,162.3	820.8

Stockholders' equity	723.9	308.8

Total liabilities and stockholders' equity	$1,886.2	$1,129.6

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Year Ended December 31, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$37.1	$52.8	$7.1	$77.2

Add: Depreciation and amortization	17.5	16.3	13.7	48.3
Add: Share-based compensation	-	0.2	-	7.8

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$54.6	$69.3	$20.8	$133.3

	Year Ended December 31, 2006

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$35.3	$37.7	$(3.3)	$51.9

Add: Depreciation and amortization	14.8	14.0	0.4	29.5
Add: Share-based compensation	-	0.1	-	7.4

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$50.1	$51.8	$(2.9)	$88.8

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended December 31, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$10.7	$23.2	$3.2	$31.1

Add: Depreciation and amortization	4.8	4.3	4.6	14.0
Add: Share-based compensation	-	-	-	1.6

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$15.5	$27.5	$7.8	$46.7

	Three Months Ended December 31, 2006

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$9.5	$10.0	$(1.3)	$14.5

Add: Depreciation and amortization	4.2	3.6	0.1	7.9
Add: Share-based compensation	-	-	-	1.6

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$13.7	$13.6	$(1.2)	$24.0

EURONET WORLDWIDE, INC.
Reconciliation of Money Transfer Segment Results
to Pro Forma Money Transfer Segment Results
(unaudited - in millions)

	Year Ended December 31, 2007
	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$158.8	$20.8	$7.1

Add: Pro forma adjustments	46.1	5.7	1.7

Pro Forma Money Transfer Segment	$204.9	$26.5	$8.8

	Year Ended December 31, 2006
	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$3.2	$(2.9)	$(3.3)

Add: Pro forma adjustments	178.9	25.9	9.4

Pro Forma Money Transfer Segment	$182.1	$23.0	$6.1

	Three Months Ended December 31, 2006
	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$0.9	$(1.2)	$(1.3)

Add: Pro forma adjustments	46.3	7.2	3.1

Pro Forma Money Transfer Segment	$47.2	$6.0	$1.8

EURONET WORLDWIDE, INC.
Reconciliation of Diluted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$53.5	$46.0	$19.6	$15.3
Amortization of convertible debt issuance costs (1)	0.9	0.9	0.2	0.2
Interest on convertible debt (1)	2.3	2.3	0.6	0.6

Earnings applicable for common shareholders	56.7	49.2	20.4	16.1

Gain from discontinued operations	(0.4)	-	-	-
Arbitration award	1.2	-	-	-
Money transfer integration charges	0.9	-	-	-
Loss on early debt retirement	0.4	-	-	-
Costs associated with termination of an acquisition	1.3	-	1.3	-
Federal excise tax refund	(12.2)	-	(12.2)	-
Foreign exchange gain	(15.5)	(10.2)	(5.2)	(4.7)
Share-based compensation	7.8	7.4	1.6	1.6
Intangible asset amortization	20.7	8.8	6.2	2.2
Income taxes	5.3	(2.6)	6.7	(0.7)

Earnings applicable for common shareholders before foreign exchange gains/losses and share-based compensation	$66.2	$52.6	$18.8	$14.5

Cash earnings per share - diluted (2)	$1.27	$1.21	$0.34	$0.33

Federal excise tax refund	$12.2	$-	$12.2	$-
Income taxes	(4.9)	-	(4.9)	-
Federal excise tax refund, net of tax effect	$7.3	$-	$7.3	$-

Federal excise tax refund, net of tax effect - per share (2)	$0.14	$-	$0.13	$-

Diluted weighted average shares outstanding (1)	51,014,087	42,456,137	54,725,885	42,705,488
Effect of unrecognized share-based compensation on diluted shares outstanding	971,043	1,079,105	943,579	1,032,380
Adjusted diluted weighted average shares outstanding	51,985,130	43,535,242	55,669,464	43,737,868

(1) As required by GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. The Company's 1.625% convertible debentures were dilutive to the Company's diluted cash earnings per share in all periods presented.

(2) Diluted cash earnings per share and Federal excise tax refund, net of tax - per share are non-GAAP measures that should be considered in addition to, and not as substitutes for, earnings per share computed in accordance with GAAP.

CONTACT:
Euronet Worldwide Inc.
Media and Investor Relations Contact:
Shruthi Dyapaiah-Fielder, 1-913-327-4225
sdyapaiah@eeft.com